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                                                                    EXHIBIT 10.2

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (this "Agreement"), made and entered into this 24th day of July, 1998, by and between AHL SERVICES, INC., a Georgia corporation ("AHL") and EDWIN C. GAGE (hereinafter referred to as "Consultant").

                              W I T N E S S E T H:

     WHEREAS, pursuant to a Purchase Agreement (as amended, the "Purchase Agreement") dated June 17, 1998, by and among Gage Marketing Group, LLC ("Gage"), Adistra, LLC ("Adistra"), the members of Adistra and Argenbright, Inc., a Georgia corporation as successor in interest to AHL, Argenbright agreed to purchase the membership units of Adistra, following the transfer to Adistra of certain assets of Gage, and all of the equity interests in Gage, Inc. ("Gage-Texas"), Gage Marketing Group De Mexico, S.A. De C.V. ("Gage-Mexico," and together with Adistra, the "MSS Group");

     WHEREAS, Consultant was a shareholder or member, as applicable, of each entity comprising the MSS Group; and

     WHEREAS, the execution and delivery of this Agreement by Consultant and AHL is a condition for the consummation of the Purchase Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

     SECTION 1. Term and Time.

         1.1 Term. The term of Consultant's consulting arrangements hereunder (the "Consulting Term") shall be the date hereof (the "Term Date") until the earlier of (i) the three year anniversary of the Term Date, (ii) the termination by Consultant on at least 90 days' prior written notice, or (iii) the termination by AHL of the Consultant's service hereunder, upon prior written notice to the Consultant, for "good cause," as determined in good faith by AHL's Board of Directors. For purposes of this Agreement, "good cause" for termination of the Consultant's engagement will exist (A) if the Consultant is convicted of, pleads guilty to, or admits in writing to any felony or any act of fraud, misappropriation or embezzlement, (B) if the Consultant has engaged in a dishonest act or in conduct or activities materially damaging to the property, business, or reputation of AHL or an


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affiliate of AHL, or (C) if the Consultant fails to comply with the terms of this Agreement, and, within 30 days after written notice from AHL of such failure, the Consultant has not corrected such failure or, having once received such notice of failure and having so corrected such failure, the Consultant at any time thereafter again fails to comply with the terms of this Agreement by reason of the same such failure.

         1.2 Time. Consultant agrees to devote the requisite effort during the Consulting Term in places, times and a manner reasonably sufficient to fulfill the duties, as set forth on Exhibit 1, consistent with past practices of Consultant in running the business prior to the date hereof.

     SECTION 2. Services.

         2.1 Consulting Services. Subject to the terms hereof, Consultant hereby agrees to serve as a consultant to AHL. Throughout the Consulting Term, Consultant shall provide such consulting and advisory services, and perform such consulting and advisory duties, as are listed in Exhibit 1. Any and all travel by Consultant in connection with his performance of such duties shall be by the mutual consent of the parties. During the Consulting Term, Consultant shall have access to AHL's corporate staff (including, without limitation, finance, human resources, information services and corporate development personnel), facilities and other resources, to the same extent as other senior officers of AHL and as necessary and reasonable, in the discretion of the President of AHL, in connection with his performance of duties hereunder. Services shall be rendered by Consultant both inside and outside the offices of the MSS Group as Consultant deems appropriate.

         2.2 Scope of Consulting Services. The scope of services and duties set forth in Section 2.1 hereof and Exhibit 1 shall encompass services and duties comparable to the services and duties now performed by Consultant for the MSS Group. Consultant shall perform such services and duties in a similar manner as Consultant has performed similar services and duties for the MSS Group in the past.

         2.3 Position Reporting. Consultant shall hold the position of President of AHL's Marketing Support Services division so long as Consultant's time commitment is sufficient, in the sole opinion of the President of AHL, to properly manage and operate such business. During the Consulting Term, Consultant shall report to the President of AHL, currently Mr. Thomas J. Marano.

     SECTION 3. Compensation.

         3.1 Compensation. AHL will pay Consultant a consulting fee as set forth


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in Exhibit 1. AHL will also reimburse Consultant for any reasonable business expenses incurred by him on behalf of, and at the request of, AHL, subject to AHL's expense reimbursement policies and procedures in effect from time to time and that are applicable to senior management of AHL and its affiliates. Reimbursable business expenses will not include any personal expenses.

         3.2 Effect of Termination. Upon the termination of the engagement of Consultant hereunder by AHL without good cause, Consultant shall be entitled to the compensation under Section 3.1 until the third anniversary of the Term Date.

         3.3 Consulting Payments. AHL and Consultant hereby acknowledge that the compensation payable to Consultant hereunder has been fully negotiated and represents fair consideration for the consulting services to be rendered by Consultant. Consultant further acknowledges that he is aware of the federal and state income tax consequences which are applicable to income received for consulting services. Neither Consultant nor AHL shall report the compensation received by Consultant hereunder on any federal or state income tax return in any manner other than as payment for consulting services, and neither Consultant nor AHL shall assert in connection with any claim for a refund for income taxes paid, in connection with any administrative or judicial proceeding, or in connection with any proposed or actual assessments of additional income taxes that the compensation received by Consultant hereunder was paid by AHL other than in consideration for the consulting services which Consultant is to render hereunder.

         3.4 Independent Contractor. In rendering services hereunder, Consultant shall be acting as an independent contractor. This Agreement is not an employment agreement and Consultant is not and will not become by performance of services hereunder an employee of AHL. Consultant acknowledges that, as a consultant, he shall not be entitled to any employee benefits, retirement benefits, stock option benefits, health benefits, or other benefits which are customarily made available to employees of AHL.

         3.5 Other Commitments. AHL acknowledges that Consultant owns and manages the Excluded Businesses and the Affiliates of such businesses, and that Consultant will continue to manage such businesses during the term hereof. AHL consents to such activities and acknowledges that such activities in no way represent a corporate opportunity that Consultant is obligated to offer to AHL or its Affiliates. In addition, Consultant may continue to serve on the Board of Directors of Carlson Companies, Inc., Supervalu Inc. and Fingerhut Companies, Inc., and Consultant may serve as director of any other company that is not in competition with AHL.


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         3.6 Indemnification and Insurance. AHL will (a) indemnify Consultant to the fullest extent available under Georgia law, as amended from time to time, for any and all acts performed or required to be performed in furtherance of his duties under the terms of this Agreement, (b) include Consultant for coverage under the directors and officers insurance policy maintained for the senior officers of AHL, (c) continue to maintain such insurance policy in full force and effect during the Consulting Term, and (d) provide Consultant, within five days of the date of this Agreement, with a copy of AHL's Directors and Officers insurance policy.

     SECTION 4. Miscellaneous.

         4.1 Governing Law. This Agreement shall be deemed to be made in, and in all respects shall be interpreted, construed and governed by and in accordance with, the laws of the State of Minnesota (without regard to conflicts of law principles thereof).

         4.2 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         4.3 Notices. All notices, communications and deliveries hereunder shall be in writing, signed by or on behalf of the party making the same and shall be delivered personally or by telecopy transmission or sent by registered or certified mail (return receipt requested) or by any national overnight courier service (with postage and other fees prepaid) as follows:

               (a) If to Consultant, addressed to:

                   Gage Marketing Group, LLC
                   10000 Highway 55
                   Plymouth, Minnesota 55441-6365
                   Attn: Edwin C. Gage
                   Telecopy No.: (612) 595-5924

                   with a copy to:

                   Dorsey & Whitney LLP
                   220 South Sixth Street
                   Minneapolis, Minnesota 55402
                   Attn: Michael J. McDonnell, Esq.
                   Telecopy No.: (612) 340-8827


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               (b) If to AHL, addressed to:

                   AHL Services, Inc.
                   3353 Peachtree Road, N.E.
                   Suite 1120, North Tower
                   Atlanta, Georgia 30326
                   Attn: David L. Gamsey
                   Telecopy No.: (404) 267-2230

                   with a copy to:

                   King & Spalding
                   191 Peachtree Street
                   Atlanta, Georgia 30303
                   Attn: Russell B. Richards, Esq.
                   Telecopy No.:  (404) 572-5145

or to such other representative or at such other address of a party as such party hereto may furnish to the other parties in writing. Any such notice, communication or delivery shall be deemed given or made (a) on the date of delivery if delivered in person (by courier service or otherwise), (b) upon transmission by telecopy if receipt is confirmed by telephone, provided transmission is made during regular business hours, or if not, the next business day, or (c) on the fifth business day after it is mailed by registered or certified mail.

         4.4 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

         4.5 Entire Agreement; Amendments. This Agreement is the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and understandings relating to such subject matter. This Agreement may be modified only by written instrument signed by each of the parties hereto.

         4.6 Waiver of Conditions. Any party may, at its option, waive in writing any or all of the conditions herein contained to which its obligations hereunder are subject. No waiver of any provision of this Agreement, however, shall constitute a waiver of any other provision (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.


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         4.7 Survival. Each of the representations, obligations and agreements of the parties included or provided for herein shall survive the consummation of the transactions contemplated by this Agreement, notwithstanding any investigation heretofore or hereafter made by any of them or on behalf of any of them.

         4.8 Assignment. This Agreement and all of the provisions hereof shall be binding upon, and inure to the benefit of, Consultant and AHL and, in the case of AHL, its successors and assigns and, in the case of Consultant, his personal representatives, executors, heirs, beneficiaries and permitted assigns.

         4.9 Litigation; Prevailing Party. In the event of any litigation with regard to this Agreement, the prevailing party shall be entitled to receive from the non-prevailing party and the non-prevailing party shall pay all reasonable fees and expenses of counsel for the prevailing party.


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, as of the date first above written.


                                      /s/ Edwin C. Gage
                                    --------------------------------------------
                                    Edwin C. Gage


                                    AHL SERVICES, INC.


                                    By: /s/ David L. Gamsey
                                       -----------------------------------------
                                       Name:  David L. Gamsey
                                       Title: Chief Financial Officer and Vice
                                                President



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                                                                     EXHIBIT 1

                      Duties and Compensation of Consultant

1. During the Consulting Term, Consultant will be responsible, subject to the approval and direction of the President of AHL, for:

     The operations and strategic direction of the Marketing Support Services ("MSS") division of AHL, including the direct management of the general managers of such division, as such division is described in the attached June, 1998 presentation by AHL to Consultant. Such division will include the financial results of RightSide Up, Inc. AHL will use its best efforts to encourage the coordination and cooperation of the sales and operational activities of RightSide Up, Inc. and MSS but such operations may be treated separately for internal management reporting purposes. AHL will also include in such division any acquisitions by AHL of businesses in the same industry as such division, and AHL will use its best efforts to cause such acquisitions to report to Consultant, if in the sole discretion of the President of AHL if it is consistent with AHL's strategic and operational objectives to have such acquired businesses report to Consultant.

2. During the Consulting Term, Consultant will be compensated in the following manner:

     A. During months 1 - 18, Consultant will be compensated at an amount equal to $150,000 per year, for spending 1/2 (one-half) of Consultant's time performing the services listed above in paragraph 1.

     B. During months 19 - 36, Consultant will be compensated at an amount equal to $100,000 per year, for spending 1/4 (one-quarter) of Consultant's time performing the services listed above in paragraph 1.

     C. Consultant shall have the option to extend the term of paragraph A for an additional 6 months, with a corresponding decrease of 6 months for the term of paragraph B.

3. During months 19 - 36, AHL will identify or hire an individual for the position of Chief Operating Officer of AHL/Gage. Consultant agrees to train this individual for this position and assume the role of mentor to this individual.

4. A reasonable amount of time spent by Consultant managing the activities of Gage International shall be included in determining if Consultant has met the obligations set forth in Sections 2.A and 2.B above.


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